GATEWAY FACILITIES ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GATEWAY FACILITIES ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is dated as of the 1st day of March 2011 and effective on the Effective Date (as defined below) (by and between TELESAT CANADA, a Canadian corporation (“Telesat”), LORAL SPACE & COMMUNICATIONS INC., a corporation organized and existing under the laws of the State of Delaware (“Loral Space”), and LORAL CANADIAN GATEWAY CORPORATION, a Canadian corporation (“LCGC”). The parties hereto may be referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, ViaSat, Inc., a corporation organized and existing under the laws of the State of Delaware (“ViaSat”), and Space Systems/Loral, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Loral Space (“SS/L”), entered into a contract, dated as of January 7, 2008, for the construction, testing and purchase of the ViaSat-1 satellite (the “Satellite”); and

WHEREAS, Loral Space and Telesat entered into an Option Agreement, dated as of January 11, 2008 (the “Option Agreement”), pursuant to which Loral Space granted to Telesat the right and option (the “Option”) to assume and succeed to the rights and obligations of Loral Space under certain agreements relating to the Satellite; and

WHEREAS, Loral Space and Telesat IOM Limited, a corporation organized and existing under the laws of the Isle of Man (“Telesat IOM”) are entering into a Space Segment Assignment and Assumption Agreement contemporaneously with this Agreement (the “Space Segment Assignment Agreement”) pursuant to which Loral Space will assign certain contracts relating to the Satellite to Telesat IOM; and

WHEREAS, Loral Space and Telesat IOM are entering into the Barrett Assignment Agreement contemporaneously with this Agreement (the “Barrett Assignment Agreement”), pursuant to which Loral Space will assign to Telesat IOM a contract with Barrett Xplore Inc. (“Barrett”) to provide certain space segment services to Barrett; and

WHEREAS, Loral Space, LCGC and Telesat have entered into certain contracts, as set forth in Schedule 1 hereto, whereby Telesat has agreed to provide certain consulting and other services to Loral Space and LCGC in support of the gateway facilities for operation of the Satellite (collectively, the “Telesat Consulting Agreements”); and

WHEREAS, LCGC has entered into certain contracts with ViaSat and other third parties, as set forth on Schedule 1 hereto, to provide certain equipment and other services to LCGC in support of the gateway facilities for operation of the Satellite (collectively, the “Gateway Agreements”); and

WHEREAS, LCGC desires to assign to Telesat, and Telesat desires to assume from LCGC, LCGC’s rights and obligations under the Gateway Agreements, and Loral Space, LCGC and Telesat desire to terminate the Telesat Consulting Agreements, according to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0 Assignment by LCGC to Telesat and Assumption by Telesat from LCGC of the Gateway Agreements

1.1 For and in consideration of (x) payment by Telesat to LCGC of the LCGC Payment (as defined below) and (y) and assumption by Telesat from LCGC of the Assumed Liabilities (as defined below), LCGC hereby absolutely and irrevocably transfers, assigns, sets over and conveys unto Telesat any and all of its rights, title and interest in, to and under the Gateway Agreements and any and all of LCGC’s burdens, duties, obligations and liabilities under the Gateway Agreements from and after the Effective Date. Telesat hereby accepts such assignment and, without limiting, and in furtherance of, the foregoing, hereby expressly assumes such burdens, including the Assumed Payments (as defined below), and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of LCGC, as applicable, to be observed, performed, paid or discharged from and after the Effective Date under any Gateway Agreements (the “Assumed Liabilities”), in each case with the same force and effect as though Telesat were a party to each such Gateway Agreement. “Assumed Payments” means all amounts to be assumed and paid by Telesat IOM pursuant to the Gateway Agreements following the Effective Date, which amounts are estimated in the attached Schedule 2: “Disclosure Schedule”. It is understood and agreed that, except as set forth below in Section 1.3, from and after the Effective Date LCGC shall be released from any and all further liabilities and obligations under each of the Gateway Agreements, and Telesat shall cooperate with LCGC and use commercially reasonable efforts to assist LCGC in obtaining from the parties to the Gateway Agreements a full release of its obligations under the Gateway Agreements.

1.2 On the Effective Date, Telesat shall pay to LCGC all amounts paid by LCGC pursuant to the Gateway Agreements on or prior to the Effective Date and all amounts paid by LCGC or Loral pursuant to the Telesat Consulting Agreements on or prior to the Effective Date as identified in the attached Schedule 2: “Disclosure Schedule” (the “LCGC Payment”). The LCGC Payment shall be made without reduction for any tax imposed by Canada with respect to the transactions contemplated by this Agreement. Telesat shall promptly after the Effective Date allocate the LCGC payment among the three gateway locations for tax purposes and provide such allocation to LCGC and Loral. In the event that LCGC receives a refund or any reimbursement for any amount included in the LCGC Payment, LCGC shall refund the amount of any refund or reimbursement received by LCGC to Telesat within ten (10) days of receipt of such refund or reimbursement.

1.3 Notwithstanding anything in this Agreement to the contrary, LCGC and Loral Space shall indemnify, hold harmless, and defend (at Telesat’s request), Telesat and its Affiliates from and against any and all liabilities, losses, costs, claims, damages, penalties and expenses, including reasonable out-of-pocket attorneys’ fees and disbursements whether direct or indirect (collectively, “Losses”) suffered or incurred by Telesat or its Affiliates relating to the Gateway Agreements assigned hereunder as a result of or arising directly or indirectly out of or in connection with any act or omission of LCGC or any other breach of any covenant or agreement set forth under any Gateway Agreement, where such act or omission or breach occurred prior to the Effective Date, unless such Losses arise directly or indirectly as a result of or in connection with Telesat’s default, gross negligence or willful misconduct.

1.4 Telesat shall indemnify, hold harmless, and defend (at LCGC’s request), LCGC and its Affiliates from and against any and all Losses suffered or incurred by LCGC or its Affiliates relating to the Gateway Agreements assigned hereunder arising on or after the Effective Date, unless such Losses arise directly or indirectly as a result of or in connection with LCGC’s default, gross negligence or willful misconduct.

1.5 For purposes of this Agreement, an “Affiliate” of Telesat or LCGC or Loral Space, as applicable, shall be defined as any individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity (i) directly or indirectly controlling (including all directors, officers, members and partners of such person or entity), controlled by, or under direct or indirect common control with, Telesat or LCGC or Loral Space, as applicable, or (ii) that directly or indirectly owns more than fifty percent (50%) of any class of voting or equity securities of Telesat or LCGC or Loral Space, as applicable. “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of another entity whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.6 The indemnifying party shall have the right, upon written notice to the indemnified party, to investigate, contest, defend or settle any asserted liability that may result in a Loss with respect to which the indemnified party is entitled to indemnification pursuant to this Agreement, as the case may be, subject to a reservation of rights; provided that the indemnified party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such asserted liability through representatives and counsel of its own choosing; and, provided further, that the indemnifying party shall not settle any asserted liability unless (i) such settlement is on exclusively monetary terms or (ii) the indemnified party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld. If requested by the indemnifying party, the indemnified party will, at the sole cost and expense of the indemnifying party, cooperate with the indemnifying party and its counsel in contesting any asserted liability or, if appropriate and related to the asserted liability in question, in making any counterclaim against the third party claimant, or any cross-complaint against any person (other than the indemnified party or its Affiliates). Unless and until the indemnifying party elects to defend the asserted liability, the indemnified party shall have the right, at its option and at the indemnifying party’s expense, to do so in such manner as it deems appropriate; provided, however, that the indemnified party shall not settle, compromise or pay any asserted liability for which it seeks indemnification hereunder without the prior written consent of the indemnifying party (which shall not be unreasonably withheld).

1.7 All transfer, documentary, sales, use, stamp, registration, goods and services, provincial sales, harmonized sales and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Telesat when due, and Telesat will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, LCGC will, and will cause its Affiliates to, join in the execution of any such tax return and other documentation.

2.0 Termination of Telesat Consulting Agreements and other Obligations

2.1 Effective as of the Effective Date, the Parties agree that the Telesat Consulting Agreements, as set forth in Schedule 1 hereto, shall be deemed terminated, and the Parties shall have no further obligations or liabilities thereunder, except for any liabilities or obligations that were incurred prior to the Effective Date.

2.2 As of the Effective Date, Telesat’s obligation to pay over to Loral Space all the fees it receives from ViaSat for satellite operational services pursuant to Section 2.1 of the Option Agreement shall be deemed terminated. In addition, Loral Space and Telesat agree that Section 1.3 of the Option Agreement (whereby in the event that Telesat does not exercise the Option, Loral Space may request that Telesat’s license rights to the 115 degree West Longitude orbital position and Telesat’s rights under the Cooperation Agreement by and among Loral Space, Telesat, and ViaSat, dated as of January 11, 2008, be assigned to Loral Space) shall be deemed of no force and effect as of the Effective Date.

2.3 Telesat shall use reasonable commercial efforts to assist Loral Space to wind up and dissolve the LCGC corporate entity following the assignment of the Gateway Agreements and termination of the Telesat Consulting Agreements.

3.0 Representations and Warranties

3.1 Except as disclosed in Schedule 2 hereto (the “Disclosure Schedule”) delivered by LCGC to Telesat in connection with this Agreement, LCGC (and Loral Space, as applicable) hereby represents and warrants to Telesat as of the Effective Date as follows:

3.1.1 No Other Commitments. LCGC has not made any promises or commitments or incurred any liabilities or obligations with respect to the Gateway Agreements being assigned to Telesat hereunder other than as set forth in the terms and conditions of such Gateway Agreements, nor has LCGC waived or modified or agreed to waive or modify any terms of the Gateway Agreements. Loral Space and LCGC represent that no other commitments or promises have been made by Loral Space or LCGC or their Affiliates with respect to the procurement, operation or sale of capacity on the ViaSat-1 satellite other than as set forth in this Agreement, the Space Segment Assignment Agreement and the Barrett Assignment Agreement.

3.1.2 Authority. Each of LCGC and Loral Space has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform all of its obligations hereunder, and to consummate the transactions contemplated by this Agreement, including, but not limited to, obtaining any requisite consents to the assignment by LCGC of the Gateway Agreements to Telesat from the counterparties to the Gateway Agreements. The execution and delivery by each of Loral Space and LCGC of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary and proper corporate action. This Agreement has been, and each other document to be delivered by LCGC and Loral Space pursuant to this Agreement will be, duly executed and delivered by each of Loral Space and LCGC and, assuming the due authorization, execution and delivery hereof by Telesat, this Agreement and each such other document shall constitute a legal, valid and binding obligation of each of Loral Space and LCGC, enforceable against each of Loral Space and LCGC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies.

3.1.3 Gateway Agreements. Schedule 1 of this Agreement sets forth all the Gateway Agreements. So far as LCGC is aware, the Gateway Agreements are legal, valid and binding, and in full force and effect, in accordance with their respective terms and none of the counterparties thereto has cancelled or given written notice that it intends to cancel. LCGC has performed, and as far as LCGC is aware, each counterparty to the Gateway Agreements has performed, in all material respects, its respective obligations under each Gateway Agreement. No material default exists (or, but for the passage of time or the giving of notice, would exist) under any Gateway Agreement on the part of LCGC or, so far as LCGC is aware, on the part of any counterparty to said Gateway Agreements.

3.1.4 No Conflicts; No Default. The execution and delivery of this Agreement by LCGC and Loral Space does not, and the performance by LCGC and Loral Space of the obligations to be performed by them hereunder and the consummation by LCGC and Loral Space of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of LCGC and Loral Space; (ii) a material breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, the acceleration of (with or without the giving of notice or the lapse of time) any provision of any Gateway Agreement, or create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under any Gateway Agreement; (iii) a material breach or violation of any law or regulation to which LCGC and Loral Space is subject; (iv) any material and adverse change in the rights or obligations of LCGC under any Gateway Agreement, or under any permit or license; or (v) the creation of any lien or encumbrance on, or the forfeiture of, any Gateway Agreement.

3.1.5 Accuracy of Information. LCGC represents that the information, including without limitation the financial and other information relating to the Gateway Agreements, contained in the Disclosure Schedule is accurate. So far as LCGC is aware, after due inquiry, no representation, warranty or statement made by it in this Agreement, or in any Schedule, statement or certificate furnished to Telesat pursuant to this Agreement (including the Disclosure Schedule) contains any untrue statement of material fact, or omits as of the Effective Date to state a material fact necessary to make the representations, warranties or statements contained herein or therein, not misleading.

3.1.6 Governmental Proceedings, Litigation, Laws and Licenses. So far as LCGC and Loral Space are aware, there is not in effect any judgment, ruling, order, writ, decree, stipulation or injunction by or with any governmental entity or agency to which LCGC and Loral Space or any of their Affiliates is party or by which LCGC and Loral Space or any of their Affiliates or any properties or assets of any of the foregoing is bound and which relates to or affects the Gateway Agreements, or this Agreement or the transactions contemplated hereby. Neither LCGC and Loral Space nor any of their Affiliates is party to, engaged in or, to the knowledge of either of them, threatened with any legal action or proceeding, claim or complaint which relates to or affects the Gateway Agreements, this Agreement or the transactions contemplated hereby, and neither of them has any knowledge of any event or condition which would reasonably be expected to result in any such legal action or proceeding or that would reasonably be expected to prevent, or to materially hinder, modify or delay, the transactions contemplated by this Agreement. So far as LCGC and Loral Space are aware, neither of them or any of their Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Section 3.1.6 relating to this Agreement or the Gateway Agreements.

3.2 Notwithstanding anything in this Agreement to the contrary, LCGC and Loral Space, as applicable, shall indemnify, hold harmless, and defend (at Telesat’s request), Telesat and its Affiliates from and against any and all Losses suffered or incurred by Telesat or its Affiliates as a result of or arising directly or indirectly out of or in connection with any breach of the foregoing representations or warranties. In no event shall the liability of LCGC and Loral Space for all Losses under this Agreement exceed the amount of SIXTY ONE MILLION, TWO HUNDRED THOUSAND US DOLLARS ($61,200,000 USD) less any amounts paid to Telesat IOM or Telesat Canada pursuant to (i) this Agreement, (ii) the Space Segment Assignment Agreement or (iii) the Barrett Assignment Agreement, whether paid with respect to an indemnification obligation, direct damages or otherwise.

3.3 Telesat represents and warrants to LCGC and Loral Space, as of the Effective Date, as follows:

3.3.1 Authority. Telesat has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform all of its obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Telesat of this Agreement has been duly authorized by all necessary and proper corporate action. This Agreement has been, and each other document to be delivered by Telesat pursuant to this Agreement will be, duly executed and delivered by Telesat and, assuming the due authorization, execution and delivery hereof by LCGC and Loral Space, this Agreement shall constitute a legal, valid and binding obligation of Telesat, enforceable against Telesat in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies.

3.3.2 No Conflicts; No Default. The execution and delivery of this Agreement by Telesat does not, and the performance by Telesat of the obligations to be performed by it hereunder and the consummation by Telesat of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of Telesat; (ii) a material breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, the acceleration of (with or without the giving of notice or the lapse of time) any provision of any agreement to which Telesat is party or may be bound, or create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under any such agreement; or (iii) a material breach or violation of any law or regulation to which Telesat is subject.

3.3.3 Governmental Proceedings, Litigation, Laws and Licenses. So far as Telesat is aware, there is not in effect any judgment, ruling, order, writ, decree, stipulation or injunction by or with any governmental entity or agency to which Telesat or any of its Affiliates is party or by which Telesat or any of its Affiliates or any properties or assets of any of the foregoing is bound and which relates to or affects any of the Gateway Agreements or this Agreement or the transactions contemplated hereby. Neither Telesat nor any of its Affiliates is party to, engaged in or, to the knowledge of any of them, threatened with any legal action or proceeding, claim or complaint which relates to or affects any of the Gateway Agreements, this Agreement or the transactions contemplated hereby, and neither Telesat nor any of its Affiliates has any knowledge of any event or condition which would reasonably be expected to result in any such legal action or proceeding or that would reasonably be expected to prevent, or to materially hinder, modify or delay, the transactions contemplated by this Agreement. So far as Telesat is aware neither Telesat nor any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Section 3.3.3 relating to this Agreement or the Gateway Agreements.

3.4 Notwithstanding anything in this Agreement to the contrary, Telesat shall indemnify, hold harmless, and defend (at LCGC’s or Loral Space’s request), LCGC, Loral Space and their Affiliates from and against any and all Losses suffered or incurred by LCGC, Loral Space or their Affiliates as a result of or arising directly or indirectly out of or in connection with any breach of the foregoing representations or warranties.

4.0 Miscellaneous

4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the province of Ontario, Canada, without giving effect to its conflict of law principles, and the laws of Canada applicable therein.

4.2 Further Assurances. Each Party to this Agreement covenants and agrees that, from time to time after the date hereof, it will execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances, and do all such other acts and things as any other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby. LCGC hereby constitutes and appoints, effective as of the Effective Date, Telesat and its successors and assigns as the true and lawful attorney of LCGC with full power of substitution in the name of Telesat or in the name of LCGC but for the benefit of Telesat (a) to collect for the account of Telesat all amounts due or accounts receivable under the Gateway Agreements and (b) to institute and prosecute all proceedings which Telesat may in its discretion deem proper in order to collect such amounts or accounts receivable or to assert or enforce any right, title or interest in, to or under the Gateway Agreements and to defend or compromise any and all actions, suits or proceedings in respect of the Gateway Agreements. Telesat shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

4.3 Notices. All notices hereunder shall be made by written notification, by hand, mail, recognized courier service, or electronic mail transmission, and to the address(es) set forth below and shall be deemed to be received upon actual delivery by a recognized courier service or personal delivery or upon confirmation of a facsimile or electronic mail transmission:

If to Loral Space, to:

Loral Space & Communications Inc.

600 Third Avenue

New York, New York 10016

Phone: 212-697-1105

Facsimile: 212-338-5320

Attention: Senior Vice President, General Counsel and Secretary

If to LCGC, to:

Loral Canadian Gateway Corporation

600 Third Avenue

New York, New York 10016

Phone: 212-697-1105

Facsimile: 212-338-5320

Attention: Senior Vice President and Secretary

If to Telesat, to:

Telesat Canada
1601 Telesat Court
Ottawa, Ontario K1B 5P4
Phone: 613-748-8797
Facsimile: 613-748-8712
Attention: Vice President, Law

Each Party may by notice in accordance with this Section change the person or address to which such notices, requests or other communications are to be given.

4.4 Non-Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

4.5 Succession. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

4.6 Headings. The headings used throughout this Agreement are for convenience only, are not a part of this Agreement, and shall have no effect upon the construction and/or interpretation of this Agreement.

4.7 Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall constitute an original, binding version of this Agreement, and all such counterparts shall constitute but one and the same agreement. The signature of each Party shall appear on each counterpart. Facsimile signatures shall be considered valid.

4.8 Severability. Any provision of this Agreement found to be unenforceable or invalid by a court of competent jurisdiction shall in no way affect the validity or enforceability of any other provision except that if such invalid or unenforceable provision provided a material benefit to a Party hereto, such Party shall have the right to terminate the Agreement without liability to the other.

4.9 Third Party Beneficiary/Independent Contractor. Nothing in this Agreement shall be deemed or construed by any Party, or by any third party, to create any rights, obligations, or interests in any third party, or to create any association, partnership, joint venture, principal/agent relationship, employer/employee relationship, or any fiduciary relationship of any kind among the Parties.

4.10 Amendment. This Agreement may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the Parties hereto.

4.11 Effective Date. The Effective Date shall be the later of (a) the date of execution of this Agreement, (b) the date that the Barrett Assignment Agreement becomes effective and (c) the date that the Space Segment Assignment Agreement becomes effective.

4.12 Entire Agreement. This Agreement, along with the Schedules hereto, constitutes the entire agreement among LCGC, Loral Space and Telesat relative to the subject matter of this Agreement, and this Agreement may be altered, amended, or revoked only by an instrument in writing signed by LCGC, Loral Space and Telesat. LCGC, Loral Space and Telesat agree that any prior or contemporaneous oral and written agreements between and among themselves and their agents and representatives relative to the subject of this Agreement are superseded and replaced by this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Avi Katz

Name: Avi Katz Title: Senior Vice President, General Counsel and Secretary

LORAL CANADIAN GATEWAY CORPORATION
By:	/s/ Avi Katz

Name: Avi Katz Title: Senior Vice President and Secretary

TELESAT CANADA
By:	/s/ Christopher DiFrancesco

Name: Christopher DiFrancesco Title: Vice President, General Counsel and Secretary